EXHIBIT 99.1

One Helen of Troy Plaza
El Paso, TX 79912
Ph:	915-225-8000
Fax:	915-225-8081

immediate release

HELEN OF TROY LIMITED
COMPLETES OXO INTERNATIONAL ACQUISITION

     EL PASO, Texas, June 2 — Helen of Troy Limited (NASDAQ, NM: HELE), designer, developer and worldwide marketer of brand-name personal care products, today announced that it has completed the acquisition of OXO International from WKI Holding Company, Inc. for $273 million in cash. Financing for the transaction was provided by affiliates of Banc of America Securities LLC.

     Based in New York City, OXO International is a world leader in providing innovative consumer products in a variety of product areas. OXO offers approximately 500 consumer product tools in several categories, including kitchen, cleaning, barbeque, barware, garden, automotive, storage and organization. OXO maintains strong customer relationships with leading specialty and department store retailers. Each year approximately 50 innovative products are introduced through the OXO Good Grips, OXO Steel, OXO Good Grips i- Series and OXO SoftWorks product lines. Since its founding in 1990, OXO has received numerous national and international awards, and many OXO creations have been included in the permanent collections of several prominent museums.

     Gerald J. Rubin, Chairman, Chief Executive Officer and President, stated “We are pleased to announce the closing of the OXO International asset purchase transaction, and welcome the management and employees of OXO to Helen of Troy. We look forward to our combined organizations working together to continue our growth and success.

     Helen of Troy Limited is a leading designer, producer and marketer of brand name personal care consumer products. The Company’s products include hair dryers, curling irons, hair setters, women’s shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company’s products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon®, licensed from The Procter & Gamble Company, Revlon®, licensed from Revlon Consumer Products Corporation, Dr. Scholl’s®, licensed from Schering-Plough HealthCare Products, Inc., Sunbeam® licensed from American Household, Inc., Sea Breeze®, licensed from Shiseido Corporation, and Vitapointe® licensed from Sara Lee Household and

Body Care UK Limited. Helen of Troy’s owned trade names include Brut®, Vitalis®, Final Net®, Ammens®, Condition 3-in-1®, Dazey®, Caruso®, Karina®, DCNL™, Nandi ™, Isobel™, and WaveRage®. The Company also markets hair and beauty care products under the Helen of Troy®, Hot Tools®, Hot Spa®, Salon Edition®, Gallery Series®, and Wigo® trademarks to the professional beauty salon industry.

     This press release may contain certain forward-looking statements, which are subject to change. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates,” “believes”, “expects” and other similar words identify forward-looking statements. The Company cautions readers to not place undue reliance on forward-looking statements. The actual results may differ materially from those described in any forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. Additional information concerning potential factors that could affect the Company’s financial results are included in the Company’s Form 10-K for the year ended February 29, 2004.

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2004